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                                                                    EXHIBIT 23.1

                                    CONSENT

     We consent to the incorporation of our report dated November 14, 1997, with respect to the statements of financial position of the U.S. Department of Energy Naval Petroleum Reserve No. 1 (NPR-1) as of September 30, 1997 and 1996, and the related statements of operations and changes in net position, and cash flows for the year then ended, which report appears in the Current Report on Form 8-K dated February 10, 1998 (Date of earliest event reported) into Occidental Petroleum Corporation's previously filed Registration Statements Nos. 33-5487, 33-5490, 33-14662, 33-23798, 33-40054, 33-44791, 33-47636, 33-60492, 33-59395,
33-64719, 333-11897 and 333-17879.

     Our report dated November 14, 1997, contains an explanatory paragraph that states that the financial statements were prepared in conformity with the hierarchy of accounting principles and standards defined in U.S. Office of Management and Budget Bulletin No. 94-01, Form and Content of Agency Financial Statements. This hierarchy is a comprehensive basis of accounting other than generally accepted accounting principles.

     Our report dated November 14, 1997, contains an explanatory paragraph that states that on October 6, 1997, DOE announced that Occidental Petroleum Corporation has submitted the highest responsible offer at $3.65 billion for all of the Government's interest in NPR-1.

                                          KPMG PEAT MARWICK LLP

Salt Lake City, Utah
April 15, 1998